                                                                    CONFIDENTIAL
                                                                       TREATMENT

                                                                      REQUESTED*

                                                                    Exhibit 10.1

                       ALUMINUM PURCHASE/SUPPLY AGREEMENT

         This Agreement is made this 5th day of July, 1995 between American National Can Company (ANC) and Alcan Rolled Products Company (ALCAN).

         Whereas, ANC and ALCAN entered into a Memorandum of Agreement dated December 21, 1992 (the "framework agreement") providing for ALCAN's supply of aluminum can stock to ANC on a worldwide basis over a three year term expiring at the end of 1995; and

         Whereas, the parties are desirous of entering into a new long-term Supply Agreement (the "LTSA") covering ANC's North American requirements to take affect upon the expiration of the framework agreement; and

         Whereas, the parties are desirous of establishing in the LTSA pricing within a cost-based "band" which the parties expect will, over time, (a) provide a reasonable return to ALCAN for metal over the business cycle, while also eliminating extreme market volatility, and (b) when combined with market-based fabrication conversion charges, will allow ANC to negotiate can pricing with its customers within specified predictable parameters.


--------
* Terms for which confidential treatment has been requested have been omitted and are marked with an asterisk [*]. Confidential material has been separately filed with the U.S. Securities and Exchange Commission under an application for confidential treatment.

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                                       2

         Now, therefore, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.  GENERAL PROVISIONS

1.1 DEFINITIONS: Aluminum can-stock means aluminum beverage can body-stock and aluminum beverage can end-stock that comply with ANC's standards and specifications applied in a consistent manner to all its aluminum can-stock suppliers.

1.2 TERM AND TERMINATION: This LTSA will be effective with shipments beginning January 1, 1996, will run through December 31, 2000 (five years) and will be subject to successive three-year extensions, provided that both parties agree on terms and conditions to be applicable during such extension periods at least twelve (12) months prior to the termination of the initial five-year term or any extension period, and provided further that if, during at least 3/4 of the period of six months preceding the time limit for agreement at the end of the initial term (i.e., between July 1, 1999 and December 31, 1999), the Midwest delivered metal price is out of the "band" defined in Article 3.4, Sub-section c, or, if during the initial term of this Agreement, ALCAN should request a fabrication increase substantially beyond the initial 32ct. and 70ct. fabrication components including adjustments for the applicable cost increases and PPI increases which were previously incorporated as described in Section 3.4d of this Agreement, then the Agreement will automatically be extended for one additional year beyond the initial five-year term. In addition, ANC shall have the right to extend, at its sole option, this Agreement for a period of one additional year following the automatic extension year, provided that they exercise this additional option year no later than October 1 of the automatic

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                                        3

extension year and also that the band prices in existence in the year 2000 average at least 70ct./lb. on the metal component floor plus applicable cost and PPI increases covered in Section 3.4c and that the fabrication component on CBS is at least 32ct./lb. and CES is at least 72ct./lb. plus applicable cost and PPI increases covered in Section 3.4d and, further, that all of these specific terms and conditions have been and continue to be adhered to by ANC. Should ANC invoke this additional unilateral extension year, it shall be limited to a maximum of one-third (1/3) of the annual volume of the 50% share of ANC's business sourced with ALCAN in the prior contract year. The terms and conditions of the remaining two-thirds (2/3) of the volume would be decided upon by negotiations between the parties. The intent of this extension is to preclude a major "run up" in the price of aluminum can sheet at the end of the Agreement without providing ANC and their customers with time to elect other options or alternative materials.

1.3 GLOBAL SUPPLY: The intent of this Agreement is for ALCAN to supply a minimum of 50% of ANC's can-stock purchases in North America (United States, Canada and Mexico). In addition, ALCAN shall have a right of first refusal for up to 50% of the can stock requirements of ANC, its subsidiaries and affiliates in Central and South America. Conditions of eventual supply in Central and South America will be discussed on a case-by-case basis, and the parties shall be free to reach an agreement on competitive terms and conditions as to such other locations which may be different than the agreements set forth herein.

1.4 COST INITIATIVES: ALCAN and ANC will work aggressively (and cooperatively, where appropriate) to lower system costs wherever possible without injury or hardship to each other.

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                                        4

1.5 FORCE MAJEURE: The obligations of each party hereunder shall be excused in the event that party's performance is prevented or impeded by strikes, work stoppages and slowdowns, war, insurrection, government action (including levies, etc.), casualty (including, without limitation, fire, flood, accident and explosion), acts of God and any other similar or different circumstance beyond the reasonable control of such party (any of the foregoing events being referred to as an event of "force majeure"). The party affected by an event of force majeure shall promptly notify the other party, identifying the event and estimated duration.

2. QUALITY

2.1 ALCAN warrants that all can-stock delivered under the LTSA will meet or exceed ANC standards, which standards are being reasonably applied in a consistent manner to all of its can-stock suppliers.

2.2 ALCAN and ANC commit to work together to continually improve system quality and service.

2.3 In the event that ALCAN is disqualified at any plant, ANC commits to work with due diligence with ALCAN to requalify. If the parties are not successful in achieving requalification in a reasonable time and the supply pattern cannot be altered to other plants, ANC's volume and commitments hereunder for the period when ALCAN was disqualified may be, at ANC's option, reduced accordingly until ALCAN is able to requalify its material.

3. PURCHASE AND SALE OF CAN-STOCK

3.1 QUANTITIES: ANC will purchase from ALCAN, and ALCAN will supply to ANC, annually, a minimum of 50% of ANC's North American (United States, Canada, and Mexico) aluminum

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                                        5

can-stock requirements designated for processing in ANC's facilities for that year. It is the intent of the parties to include in such requirements the needs of all of ANC's aluminum beverage-can facilities in North America. However, ALCAN recognizes that specific circumstances (joint ventures, acquisitions subject to previous supply commitments, new facilities outside the continental United States, etc.) may prevent ANC, during a period of time, from including certain facilities in the requirements covered by the 50%. It is the intent of the parties to include the volumes corresponding to such specific circumstances into the requirements covered by the 50% as soon as practically possible. The parties agree that, in the event that ANC's overall volume is reduced (for whatever reason), the initial ten percentage points of lost volume will not affect ALCAN's volume. Thereafter, should additional volume be lost, ANC will reduce supplier share on whatever basis it feels is appropriate, provided that ALCAN will not be cut more than 50% of any additional lost volume.

3.2 SCHEDULING: ANC will advise ALCAN no later than November 15 of the preceding year of its estimated aluminum can-stock requirements for the following year, by type, based on the 50% supply commitment. Should ANC require additional volumes substantially above the 50% supply commitment, a request for such additional volumes shall be transmitted to ALCAN prior to November 15 of the preceding year (but as soon as possible), in order for ALCAN to attempt to accommodate it. The parties agree that, as far as practically possible, they will dedicate specific entire lines (ANC) to specific mills (ALCAN), and specific mills (ALCAN) to specific entire lines (ANC). Each calendar month (M), ANC will provide ALCAN with an estimate of its requirements by type of can-stock and by delivery location for months M + 2 and M + 3.

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                                       6

3.3  TOLLING:

a. To lessen the amount of metal which is required to be hedged, ANC agrees that a minimum of [*] of ALCAN's annual North American aluminum can-sheet shipments to ANC will be provided by toll conversion of Class I and Class III process scrap supplied by ANC. The parties agree that some portion of Class II and Class IV scrap may be utilized to fulfill such [*] requirement. If ALCAN is not in a position to toll Class II and Class IV directly, it shall offer to toll it in slab form. If process recovery at ANC's facility improves, the parties will meet to decrease the [*] figure accordingly. Scrap will be returned to ALCAN and tolled in proportion to its generation by ANC facilities (i.e., [*] Class I, [*] Class II, [*] Class III and Class IV).

b. Due to the nature of the pricing conditions below, the only other tolling options available to ANC are limited to UBC and ingot, as indicated in paragraph
3.4 or 3.5 below (ingot toll would apply on the non-banded portion of ANC's business unless mutually agreed upon). ANC must advise ALCAN, no later than November 15 of the preceding year, of the amount of UBC and/or ingot tolling (if any) ANC elects to undertake during the subsequent year. Once a toll option is selected by ANC, the volume of the toll and the toll price become firm and are part of the annual supply agreement and not subject to change during the corresponding year.

c. Toll conversion into aluminum can-stock shall be made on a pound-for-pound basis with all in-bound freight paid by ANC.

3.4 PRICES:

a. Prices for non toll-converted can-stock hereunder shall consist of a metal component plus a fabrication conversion component.

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                                        7


b. The metal component price for that portion of the volume to be purchased under the "band" concept described in Sub-paragraph (c) below will be derived from the average of the daily Platt's Metals Week transaction prices (the average official LME cash settlement price and the midwest premium) for a six-month period. This average price shall be established twice each year during the term of this Agreement as follows: (i) during the period January 1 to April 1 of the initial contract year (1996), the metal component price will be the average of the transaction settlement prices for the period June 1 to November 30, 1995; (ii) during the period April 1 to September 30, the metal component price will be the average of the daily Platt's Metals Week transaction prices for the September 1 to February 28 of the preceding period immediately prior to the April 1 date; and (iii) during the period October 1 to March 31, the metal component price will be the average of the daily Platt's Metals Week transaction prices for the March 1 to August 31 period immediately preceding the October 1 date. Once established, volume and price for the relevant six-month period shall become firm for both parties, provided that ANC's actual releases and corresponding receipts during the period may vary between 95% (minimum) and 100% (maximum) of the committed "band" volume. The parties recognize that significant volume shifts from one six-month period to another would be costly and disruptive and, to avoid this, the parties agree that ALCAN will not be required to provide ANC more than 55% of ANC's annual volume in either of the six-month periods.

c. Notwithstanding Sub-paragraph (b) above, the metal component price (as defined above) will be "banded" within the range of not less than 70ct./lb. and not more than [*] during the initial five-year period of this contract, except as outlined below. As the parties have discussed, this is strategic

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                                        8

to both parties and constitutes a critical component of this LTSA. Specifically, it is understood that ALCAN will forego metal increases beyond the top of the "band" throughout the contract duration, and ANC will forego metal decreases below the bottom of the "band" throughout the contract duration. It is specifically understood that the terms and conditions of the "band" are binding on both parties, regardless of the approach taken by other aluminum can-stock suppliers or can makers regarding "band" pricing. Prior to August 31, 1995, should Alcoa (and this applies only to Alcoa) establish a metal band which is different from the 70-[*] metal component, which ALCAN and ANC have adopted, then the parties will meet to discuss the Alcoa band vs. the ALCAN band. It is understood that neither ALCAN nor ANC would be obligated to adopt the Alcoa band. Further, ANC will discuss with and obtain from its customers an agreement of support for the terms and conditions of this band concept. The form and substance of the agreement of support must be acceptable to both ALCAN and ANC. On or before August 31, 1995, ANC will advise ALCAN of the percentage of business to be purchased under the "band" concept based on the commitments that it has received up to that date from its beverage can customers for the five-year period of this Agreement. ANC will only purchase under the "band" concept the volumes of metal necessary to fulfill these customer commitments. Any and all other volumes of metal not covered by the "band" will be purchased by ANC to fulfill its 50% purchase commitment to ALCAN either (i) from ALCAN at the prevailing first-tier market prices and terms and pricing methodologies existing during the term of this Agreement, subject to the provisions hereof; or
(ii) from other metal sources (such as UBC, process scrap, ingot, etc.) and then provided to ALCAN for tolling subject to the tolling terms and conditions of this Agreement.

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                                        9


         For each successive year following the initial year, the upper and lower levels of the "band" (i.e., initially [*] and 70ct./lb.) will be subject to an inflation adjustment to cover substantial noncontrollable cost increases. The parties agree that one-half (1/2) of the year-over-year changes in the Producer Price Index for Intermediate Materials (PPI) will be added to both the upper and lower limits of the "band" each year, beginning on January 1, 1997 and continuing thereafter on January 1 of 1998, 1999 and 2000.

d. The price for the conversion component for body stock for the year 1996 will be 32ct./lb. based on 0.0114" gauge; different gauged body stock will be priced based on ALCAN's current published conversion price list at the date of the execution hereof. The 32ct./lb. fabrication conversion charge will be adjusted after 1996 based on one-half of the previous year's changes in the PPI (i.e., 1997 adjustment will be based on one-half of the 1996 over 1995 PPI changes). (In the event of significant increases in cost items which were not included in, or a component of, the change in the PPI, the parties agree to make appropriate adjustments for these items in the conversion component.) Notwithstanding the foregoing, the conversion component shall in no event be higher than the price charged for conversion of similar products from other first-tier aluminum suppliers to ANC on a weighted average basis. First-tier suppliers shall mean, for the purposes of this agreement, ALCOA, REYNOLDS and KAISER ALUMINUM (DC cast and rolled material) and shall only apply while they are pricing under a multi-year band pricing concept containing metal plus fabrication pricing.

         The price for the conversion component for end stock for the year 1996 will be our current 70ct./lb. based on 0.0110 gauge, clear soft drink beverage; different gauged end stock or beer end

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                                       10

stock will be priced based on ALCAN's current published conversion price list at the date of the execution hereof. However, both parties agreed that fabrication conversion charges for 1996 are anticipated to increase to 72ct. per pound based on coating cost increases to be made effective January 1, 1996 or on January 1, 1996, should coating costs increase prior to that date. Should such coating increases occur, the conversion component will reflect them on their effective date. Adjustments to this price after 1996 will be handled in the same manner as adjustments to body stock described above. Notwithstanding the foregoing, the conversion component shall in no event be higher than the price charged for conversion of similar products from other first-tier aluminum suppliers to ANC on a weighted average basis. First-tier suppliers shall mean, for the purposes of this agreement, ALCOA, REYNOLDS and KAISER ALUMINUM (DC cast and rolled material) and shall only apply while they are pricing under a long-term band price of metal plus fabrication.

e. Tolling prices into can body-stock (gauge 0.0114") (and in the case of Class II below can end stock toll at 0.0110" gauge clear soft drink) for the year 1996 are as follows:

                            Toll and Metal Component

Metal Component:                [*]                [*]                 [*]
Class I Scrap                   [*]                [*]                 [*]
Class III Scrap                 [*]                [*]                 [*]
UBC                             [*]                [*]                 [*]
Class 11 Scrap                  [*]                [*]                 [*]
CBS Sheet Ingot                 [*]                [*]                 [*]

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                                       11


         Metal component shall be calculated based on the average of the daily Platt's Metals Week transaction prices for the month of product shipment.

         Tolling prices into can end stock (gauge 0.0110" clear soft drink beverage) for the year 1996 are as follows:

                             P1020*           [*]**
                             CES Sheet Ingot  [*]**

* P1020, for the purpose of this Agreement, shall be defined as good western production in T or sow form (1,500 pounds).

** Tolling prices into can end stock for 1996 are anticipated to increase to 72ct./lb. and 64ct./lb. respectively based on coating cost increases to be made effective January 1, 1996.

         Metal units for tolling are to be delivered to Midwest locations agreed upon by ALCAN and ANC, freight prepaid by ANC. Exact tolling prices will be based on the specification ordered with differentials based on ALCAN's published fabrication conversion price list. In the event that ANC desires to toll end stock with ALCAN from sheet ingot and ALCAN is short of sheet ingot in its system and desires to toll the sheet ingot, then ANC and ALCAN will meet to agree upon the appropriate market spread to be charged by ALCAN.

         The toll conversion prices listed above will be adjusted after 1996 based on one-half of the previous year's changes in the PPI for intermediate materials (i.e., 1997 adjustment will be based on one-half of the 1996 over 1995 PPI changes). In the event of significant increases in cost items which were not included in, or a component of, the change in the PPI, the parties agree to make appropriate adjustments for these items in the toll conversion component. Notwithstanding the foregoing,

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                                       12

the toll conversion price shall in no event be higher than the price charged for toll conversion of similar products from other first-tier aluminum suppliers to ANC on a weighted average basis. First-tier suppliers shall mean, for the purposes of this agreement, ALCOA, REYNOLDS and KAISER ALUMINUM (DC cast and rolled material) and shall only apply while they are pricing under a long-term band price of metal plus fabrication.

f. ALCAN agrees to provide ANC with conversion and tolling prices equal to or less than any such prices provided by ALCAN to any other can stock customer for delivery in North America. ALCAN will certify to ANC at the beginning of each year, by letter from ALCAN Rolled Products' Chief Financial Officer, that this provision has been met during the preceding year. This certification will be applicable to the conversion/tolling component only and will exclude any investment-oriented discounts. Should ALCAN's total can sheet sales to its North American can stock customers be greater than 90% under "band" pricing, and should ALCAN quote any incremental business opportunities at a price which is lower than ANC is paying hereunder, then ALCAN agrees to offer such lower prices to ANC. Incremental business opportunities shall mean any sales to North American can sheet users for North American consumption other than "annual" volume contracts.

g. PAYMENT TERMS: ANC's payment terms are net 30 days with payment as follows:
Invoices shall be grouped from the 10th of the month to the 9th of the following month and paid by wire transfer on the first working day of the month next following.

3.5 UBC ACQUISITION: ANC will provide ALCAN with UBCs equal to [*] of its can body sheet (CBS) purchases from ALCAN each year (i.e., CBS sales of 400 MM lbs. = [*] of UBC). The parties agree that the price will be the market price; however, the price on UBCs equal to [*] of the

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                                       13

CBS will be capped at [*] delivered during the term of the contract (i.e., CBS sales of 400 MM lbs. @ [*] of UBCs price capped). The remaining UBCs shall be purchased at market price; however, ALCAN shall have the right, at its sole option, to refuse to buy UBCs above the cap price. It is agreed that ANC shall not be obligated, in any month, to provide ALCAN with UBCs, at a capped price of [*] delivered, any more than 1/12th of ANC's annual obligation stated above.

         Should ANC wish to toll UBC volume, subject to the conditions listed in paragraph 3.3b., the toll pounds would first displace the ANC capped UBCs.

         UBC volumes, if a toll option has been selected, must be reasonably level on a monthly basis throughout the period. If the UBC toll option is selected, both the toll volume and toll price shall become firm for the following year.

         Each year, the parties will review the situation of the spread between UBC and ingot. If the evolution of the spread during a calendar year has changed substantially enough to create an economic problem to one of the parties, the parties will meet to find a way to reduce the magnitude of the problem, including but not limited to reducing the quantity of UBCs to be processed by ALCAN under this Article 3.5. If this is not practical, the parties will meet to decide how to reasonably share in the temporary burden created by the spread situation. If sharing is required, it is the intent of the parties that they share on a 50-50 basis.

                                    BENCHMARK

         METAL                      [*]              [*]               [*]              [*]
         SPREAD REQUIRED*           [*]              [*]               [*]              [*]

     * Delivered price would include freight and administration fee.

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                                       14


4. SUCCESSION CLAUSE All of the covenants, obligations, terms, provisions and conditions of this Agreement shall apply to, bind, and inure to the benefit of any successor, assign, or ultimate transferee through the transfer (by sale, merger, consolidation, conveyance or otherwise) of all or substantially all of the assets of ANC for which aluminum can stock is used in production ("the Assets") or the transfer of securities of ANC, and ANC shall transfer this Agreement and all of the covenants, obligations, terms, provisions and conditions of this Agreement as a part of any agreement providing for any transfer of all or substantially all of the Assets or securities of ANC. In connection therewith, ANC shall obtain the written assumption by the ultimate transferee of all of the obligations of ANC under this Agreement, provided that ANC shall not be relieved from those obligations should such transferee not perform.

         This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Ohio, USA without giving effect to the principles of conflict of laws thereof.

5. CONFIDENTIALITY Except to the extent that disclosures to other persons of confidential information relating to this Agreement may be required by law or such confidential information becomes public, ANC and ALCAN agree to keep strictly secret and confidential and not to disclose to any person, any or all pricing and cost information or other confidential or proprietary information provided pursuant to this Agreement.

6. NOTICES All legal notices and other legal communications provided for hereunder shall be in writing and given by registered or certified mail, or responsible overnight courier, addressed as provided below, with acknowledgment of receipt requested, or by telex, telegram, cable or facsimile, sent or delivered to the addressee below, or, as to each party, at such addresses as shall be designated


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                                       15

by such party hereafter in a written notice to the other. All such legal notices and legal communications shall be effective when hand delivered or, in the case of notice by facsimile, on the day of receipt if received prior to 5:00 p.m. EST on a working day or on the next working day if received after 5:00 p.m. EST on a working day, provided that the sender's copy includes the appropriate acknowledgment of receipt by the receiver's facsimile machine.

If to ALCAN:                                 IF to ANC:
Alcan Rolled Products Company                American National Can Company
100 Erieview Plaza                           8770 West Bryn Mawr
Cleveland, OH 44114                          Chicago, Illinois 60631
Attn: Vice President and                     Attn: Corporate Secretary
General Manager - Sheet Products

7. AUDITS ANC shall be entitled to make physical inventory audits of its metal units in ALCAN's possession for toll conversion at any time, upon reasonable notice, during ALCAN's normal business hours. ALCAN manages its scrap/metal units on a fully integrated, system-wide (multi-plant) basis. As a result, this inventory is in no way segregated, once it enters the system. Therefore, the metal units delivered by ANC must be viewed as fungible, from an access-at-a-later-date perspective. Due to the multi-location ALCAN system and fungible inventory, ALCAN could provide access to ANC at a location other than where the physical metal was originally delivered.

         In addition, ANC may perform reasonable quality audits of ALCAN's systems, procedures, and processes to assure than can stock produced hereunder meets the specifications and other requirements contained in this Agreement.

         The foregoing Memorandum of Agreement has been accepted and agreed to by the parties as of this 5th day of July, 1995.

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                                       16


ALCAN ALUMINUM LIMITED                     AMERICAN NATION CAN COMPANY
By: /s/ Jacques Bougie                     By: /s/ Jean-Pierre Rodier
    ----------------------------               ---------------------------------
        Jacques Bougie                             Jean-Pierre Rodier
        President and CEO                          Chairman and CEO
        Alcan Aluminum Limited                     American National Can Company

ALCAN ROLLED PRODUCTS COMPANY

By: /s/ Robert L. Ball                     By: /s/ Gerard Hauser
    ----------------------------               ---------------------------------
        Robert L. Ball                             Gerard Hauser
        Executive VP, Alcan Aluminum Ltd.          COO, Beverage Sector
        President, Alcan Aluminum                  American National Can Company
                     Corporation
        President, Alcan Rolled Products

By: /s/ Brian W. Sturgell                  By: /s/ Richard M. Deneau
     ----------------------------              ---------------------------------
        Brian W. Sturgell                          Richard M. Deneau
        Vice President and General Manager         Senior Vice President
        Alcan Rolled Products                      Beverage Cans Americas
                                                   American National Can Company


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




                       (AMERICAN NATIONAL CAN LETTERHEAD)

BERT F. LARSSON
Vice President, Purchasing
Beverage Cans Americas

                                January 29, 1996

Mr. Brian Sturgell

ALCAN ROLLED PRODUCTS COMPANY
6060 Parkland Blvd.
Mayfield Heights, OH  44124-4185

Dear Brian:

Subject:  1998 - 2000 BAND VOLUME OFFER

Now that we have finalized our sales commitments under the band concept, we need to insure that the offered can sheet volume flexibility for the years 1998 through 2000 remains in place.

Please confirm by signing below that Alcan has an ongoing offer to supply to ANC, additional can sheet under the band program based on the following commitment timeframes: If up to

1) 200 - 250mm pounds required per year, ANC must declare by April 1, 1997, and
2)   150 - 200mm pounds declare by July 1, 1997, and
3)   100 - 150mm pounds declare by October 1, 1997.

This additional volume is understood by both parties to be above and beyond the percentage of band volume currently contracted for the 5 year period beginning January 1, 1996 and the band requirements and provisions would be the same.

                                              Very truly yours,

                                              Bert F. Larsson



cc:      Mr. E. Daugherty - Alcan Rolled Products Company
         Mr. R. Nunn - American National Can

Brian W. Sturgell

                 ADDENDUM TO ALUMINUM PURCHASE/SUPPLY AGREEMENT
                                DATED JULY 5,1995

                  WHEREAS, Coca-Cola Enterprises ("CCE") and The Coca-Cola Company ("TCCC") have requested that the current five year can supply agreement (the "can supply agreement") between ANC and CCE be modified for the years 1998 through 2000 to provide for the awarding by CCE/TCCC to ANC of can volumes (incremental volumes) in excess of the 7 billion cans (the base volume) which CCE is required to purchase annually under the can supply agreement. CCE/TCCC has requested that the can sheet required for any such incremental volume be awarded in its entirety to Alcan Rolled Products ("Alcan") under the same terms and conditions as the base volume. Since the purchase of the can sheet for this incremental volume is being directed by and credited to CCE/TCCC, the purchase of this volume will be, in essence, a soft toll, which is to say that it will be purchased by ANC, but negotiated by and credited to CCE/TCCC; and

                  WHEREAS, ANC is willing to modify its can supply agreement with CCE effective January 1, 1998 for the remaining term of such supply agreement (i.e., through December 31, 2000) based on ANC's knowledge and belief that the arrangements relating to the purchase of such incremental can sheet and the modifications to ANC's agreement with CCE have been reviewed with and approved by Alcan. However, ANC believes that the purchase by ANC from Alcan of 100% of such incremental volume in the years 1998 through 2000 would result in ANC's breach of its agreements with its other can sheet suppliers; and

                  WHEREAS, ANC does not intend to break its other can sheet supply agreements for the 1998 through 2000 period, but nonetheless wishes to satisfy the CCE/TCCC requests delineated above; and

                  WHEREAS, Alcan is willing to accommodate ANC's concerns by entering into the agreements set forth below.

                  NOW, THEREFORE, in consideration of the mutual promises set forth hereinbelow and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Alcan and ANC agree to the following addendum to the Aluminum Purchase/Supply Agreement dated July 5, 1995:

         1. ANC agrees to award to Alcan 50% of any incremental volume in excess of 7 billion cans which may be awarded to ANC by CCE/TCCC in the years 1998 through 2000. The remaining 50% of such incremental can sheet volume will be accrued and awarded to Alcan in the first quarter of the calendar year 2001 prior to any other volume commitments made by ANC in that year. It is understood that such accrued volume will be incremental to whatever volume commitment is negotiated between ANC and Alcan for the year 2001. Tolling and pricing terms and conditions for such accrued volume will be those in effect at the time of shipment with the metal component to be equal to that charged for aluminum ingot in the fourth quarter of the year 2000. If the parties mutually agree to spread the volume accrued over the first half of the year 2001, metal pricing during the second quarter of 2001 would be based on the average of the daily Platt's Metals Week U.S. transaction prices for the period September 1, 2000 through February 28, 2001. Any investment related discount to ANC for the accrued volume would only be rebated to ANC if there is an agreement in place between ANC and Alcan regarding such a discount during the year 2001.

         2. Providing that ANC does receive incremental volume during the period January 1, 1998 through December 31, 2000, Alcan agrees to (a) provide to ANC 50% of such incremental volume in each year that such incremental volume is awarded by CCE/TCCC; (b) accrue the remaining 50% until the year 2001 as provided above; and (c) credit CCE/TCCC annually for 100% of the incremental (i.e., soft toll) volume awarded to ANC. ANC will advise Alcan by November 15 of each year beginning in 1997 of the forecasted incremental can volume awarded to ANC by CCE/TCCC for the following year and the corresponding can sheet tonnages involved. ANC will then advise Alcan by January 15 of each year beginning in 1999 of the actual incremental can volume shipped to CCE/TCCC in excess of 7 billion cans during the previous year and the corresponding can sheet volume.

         3. Alcan and ANC hereby confirm to one another that the conditions spelled out in this Agreement are to be kept confidential and not shared with anyone outside either the Alcan or ANC organizations unless specifically approved in advance by both parties hereto.

         4. Except as expressly stated above, and except as previously amended, all other terms and conditions in the Aluminum Purchase/Supply Agreement dated July 5, 1995 remain unchanged and in full force and effect.

EXECUTED and ACKNOWLEDGED this 9th day of July, 1997.

AMERICAN NATIONAL CAN COMPANY            ALCAN ROLLED PRODUCTS

By:  /s/ Edward A. Lapekas               By:  /s/ R.E. Daugherty
     --------------------------------         ----------------------------

Title:  Senior Executive Vice            Title:   Vice President -
        -----------------------------           --------------------------
         President and Chief                      Worldwide Can
         Operating Officer                        Sales
         Beverage Worldwide

                       (AMERICAN NATIONAL CAN LETTERHEAD)

                                                       May 6,1997

Mr. R. Edward Daugherty
Vice-President, Sales
Alcan Rolled Products Company
6060 Parkland Boulevard
Cleveland, OH  44124-4185

Dear Ed:

With the transfer of the UBC acquisition activity from American National Can Company ("ANC") to Pechiney World Trade ("PWT") now complete, we want to reconfirm the required changes to the can sheet supply contract dated July 5, 1995 related to this transfer, now that PWT will act as ANC's agent in securing and supplying the UBC metal units. The contract should be amended as follows:

3.3 Tolling: The original contract provided that ANC would supply annually a minimum of [*] of the total Aluminum can-stock purchased (body, end and tab) as class scrap metal units (combination of CL1, CL2 and CL3) and another [*] of the total Aluminum can-stock as UBC metal units. We have mutually agreed to revise this as follows:

          The total metal unit minimum requirement of 40% annually of the total Aluminum can-stock purchased will be a combination of:

          o    UBC's of [*] regardless of total Aluminum can-stock purchases.

          o Class Scrap of [*]. Percentage is fixed regardless of UBC's returned.

          o ANC may supply a greater percentage of combined metal units by increasing the amount of Class Scrap to be tolled by mutual agreement with Alcan.

3.5 UBC Acquisition: The original agreement under which ANC would supply band priced UBC for [*] of the total Aluminum can-stock purchased needs to be amended as follows:

          ANC will, through PWT, supply ALCAN with UBC's under band pricing equal to [*] per year [*] per month).

          ALCAN will retain the option to purchase from PWT additional non-banded UBC's up to [*] of ANC's annual total Aluminum can-stock purchases.

Pricing of UBC: The intent of our original agreement regarding pricing of the banded UBC's had four components:

          >    formula pricing with a ceiling provided for in Section 3.5,

          >    floor price per the 9/18/95 amendment,

          > a sharing review in each year if the pricing created an economic problem for one party per Section 3.5,

          > formula sharing beyond the one penny in actual gains or losses per S. Fehling's 1/11/96 fax and the minutes of our 1/24/96 joint meeting.

          Although PWT has expressed concern regarding the formula used, the ceiling and floor concept will be retained as well as the annual review of each others economic problems. However, since PWT will be hedging this activity both in their premium book and in their LME book, the computation of gains or losses will ultimately require some modifications. Alcan and PWT, as ANC's UBC agent, will discuss and attempt to agree upon a modification to this computation and will provide a further written amendment to the can sheet supply agreement once this modification has been agreed upon.

          [*]

If you are in agreement with the above delineated changes to our can sheet supply contract, please so indicate by signing the copy of this letter in the space provided below, and return to ANC Purchasing.

                                                Yours truly,

                                                /s/ Bert F. Larsson
                                                -------------------
                                                Bert F. Larsson


Enclosure

cc:  R. Nunn      -08Z
     J. Sasso     -08Z
     S. Fehling-Alcan/Cleveland
     J-P. Lacor-PWT

ACCEPTED AND AGREED TO:
ALCAN ROLLED PRODUCTS COMPANY                     AMERICAN NATIONAL CAN COMPANY

BY: /s/ BRIAN STURGELL                            BY:  /s/ EDWARD A. LAPEKAS
     ----------------------------                      ----------------------
        BRIAN STURGELL                                     EDWARD A. LAPEKAS

                       (AMERICAN NATIONAL CAN LETTERHEAD)

                                                   July 25, 1995

Mr. Brian W. Sturgell

ALCAN ROLLED PRODUCTS COMPANY

100 Erieview Plaza
P.O. Box 6977
Cleveland, OH 44114

Subject:  AMERICAN NATIONAL CAN GLOBAL SOURCING STRATEGY

Dear Brian:

This is to confirm that it is the intent of American National Can Company (ANC) to source approximately 40% of its worldwide can sheet requirements from Alcan Rolled Products Company (Alcan).

With the signing of the North American Supply Agreement, ANC and Alcan have shown their willingness to enter into a mutually beneficial multi-year commitment. It is the intent of ANC to enter into a similar kind of an agreement with your Alcan Deutschland group covering our European can sheet requirements. The realization of such an agreement for our European operations will be predicated on the mutual acceptability of the terms and conditions required in that market.

ANC also intends to offer Alcan an opportunity to supply up to 40% of its can sheet requirements in South and Central America, as that market develops, under conditions and terms which are competitive in those specific markets.

                                                   Sincerely,

                                                   /s/ Gerard Hauser
                                                   -----------------------------
                                                   Gerard Hauser
                                                   C.O.O. Beverage Sector
                                                   American National Can Company

cc:      Mr. R. Ball - Alcan
         Mr. R. Deneau - American National Can
         Mr. M. Herdman - American National Can
         Mr. B. Larsson - American National Can

                  (ALCAN ROLLED PRODUCTS COMPANY'S LETTERHEAD)

December 12, 1995

Mr. Richard M. Deneau
Senior Vice President
Beverage Cans, North America
American National Can
8770 West Bryn Mawr

Chicago, IL  60631

Dear Rick:

This is to confirm that, for purposes of the multi-year can sheet supply contract with Alcan, American National Can has elected to take advantage of the "band" concept, as outlined in Paragraph C of the pricing provisions of that contract, with respect to a volume equivalent to 50% of their annual usage of can sheet. American National Can understands that, based on its decision to take advantage of the "band" concept for this volume, Alcan will be taking steps to secure metal positions or otherwise will be acting in reliance on that decision. While American National Can's contracting decisions with its customers are matters that have been negotiated solely between American National Can and its customers, American National Can nonetheless confirms that it is contractually committed to one or more of its customers in ways that provide American National Can the comfort to make the foregoing commitment to Alcan. In that regard, American National Can is ordering under the band concept only the metal that is supported by such customer contracts.

I would appreciate your confirming this commitment by countersigning the enclosed extra copy of this letter and returning it to me. By doing so, American National Can reaffirms its commitment to the multi-year can sheet supply contract, including the pricing provisions of that contract.

Sincerely,

/s/ Brian W. Sturgell                             /s/ Richard M. Deneau
-----------------------------------               ------------------------------
Brian W. Sturgell                                 Richard M. Deneau
Vice President and General Manager                Senior Vice President
Sheet Products                                    Beverage Cans, North America
                                                  American National Can

                   (ALCAN ROLLED PRODUCTS COMPANY LETTERHEAD)

                                  CONFIDENTIAL

August 7, 1995

Mr. Bert F. Larsson
American National Can
8770 West Bryn Mawr
Chicago, IL 60631

                                                        RE: Aluminum RCS Support

Dear Bert:

This letter is to confirm our agreement that Alcan Rolled Products will support American National Can's plans to grow the use of aluminum cans in North, Central and South America by expanding the current market and developing new markets. Specifically, Alcan agrees to provide financial support to ANC, to partially offset the ANC costs associated with growing and developing the aluminum can, during the five-year agreement between the parties, while Alcan holds a 50% can sheet supply position with ANC in the North American region.

In order to continue to grow and develop the aluminum can business, Alcan will provide financial support [*] per pound on all can sheet pounds sold to ANC in North America. This support shall be payable to ANC at the end of the first year of the agreement and at the end of each year of the initial contract duration thereafter, provided that:

          o ANC has invested in the growth and development of the aluminum can during the year in question such that the volume of ANC's business to Alcan (50%) will be increased as a direct result of the investment during that year from what it otherwise would have been had the investment by ANC not been made during that year (i.e., tooling for new can sizes, expansion of a can plant to meet demand, new can designs for marketing purposes, etc.).

          o ANC continues to give Alcan a minimum of 50% of their can sheet (body and end) business in North, Central and South America, unless Alcan elects not to participate in any particular piece of business, which would then reduce accordingly the 50% share in that region.

          o The fabrication component being charged by Alcan to ANC is at market or at 32ct./lb. on body sheet and 72ct./lb. on coated beverage end sheet throughout the year in question, adjusted by cost increases or by PPI, as described in
               Section 3.4d of the agreement.

          o The metal price component being charged to ANC is 70ct./lb. or greater throughout the year.

          o It is understood that this support would not apply to expenditures by ANC which involve cost reduction, rationalization, etc., but would apply to expenditures to grow and develop the can market in North, Central and South America.

These conditions having been met, Alcan will support ANC's growth plans with financial support [*] per pound on all can sheet sales in North America sold to ANC by Alcan.

An example would be that on a 50% market share of [*] million pounds sold by Alcan to ANC in North America ([*] billion ANC total volume x 50% to Alcan), Alcan would pay, subject to the above conditions, [*] with proper documentation to verify the Alcan market share as well as the amount and nature of the investment support. It is understood between the parties that if any one of the above conditions is not satisfied throughout the calendar year in question, Alcan will not be required to pay the support during that year of the contract.

This agreement is to be held in strict confidence between the parties.

Sincerely,

/s/ R. Edward Daugherty
R. Edward Daugherty
Vice President - Sales

RED/kjd